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                      [Letterhead of Grant Thornton LLP]


           CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     We have issued our report dated February 3, 1999, accompanying the 1997 and 1998 financial statements of TVG, Inc. We consent to the use of the aforementioned report in the Pre-effective Amendment No. 2 of the Registration Statement and Prospectus of Professional Detailing, Inc. on Form S-3 (File No. 333-92899) filed with the Securities and Exchange Commission, pursuant to the Securities Act of 1933 (the financial statements of TVG, Inc. are not presented separately therein), and to the use of our name as it appears under the caption "Experts" and "Selected Consolidated Financial Data."

                                           /s/ Grant Thornton LLP


Philadelphia, Pennsylvania
January 24, 2000